Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 222-9013
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

Tandy Brands Completes Acquisition of Superior
Merchandise Company Inc.

ARLINGTON, Texas—July 1, 2004 –Tandy Brands Accessories, Inc. (NASDAQ: TBAC) today announced that it has completed the previously announced acquisition of Superior Merchandise Company Inc. The total purchase price for the acquisition was $10 million and was funded entirely with cash. In addition, Tandy Brands retired all of Superior’s outstanding debt totaling approximately $806,000.

Superior Merchandise Company Inc., which also operates under the name ETON®, primarily markets and distributes men’s and women’s gift accessories. For the year ended June 30, 2003, Superior Merchandise generated total sales of $11.8 million under both the ETON® and licensed totes® brands. Alan Philipson, the previous owner of Superior Merchandise Company Inc., will continue with Tandy Brands as President of its ETON division.

Tandy Brands noted that it will provide guidance for the first quarter and fiscal year 2005 in conjunction with its fourth quarter and fiscal year 2004 results conference call scheduled for August 16, 2004.

About Tandy Brands Accessories, Inc.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, socks, suspenders, neckwear, sporting goods, cold weather accessories, scarves and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.